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                        CENTRAL BANK SEVERANCE PAY PLAN

                                   SECTION 1

                                    General

     1.1. History, Purpose and Effective Date. Central Bank (the "Bank") has established Central Bank Severance Pay Plan (the "Severance Plan"), effective as of May 15, 1995, the "Effective Date" of the Severance Plan as set forth herein. The purpose of the Severance Plan is to provide severance payments for eligible employees of the Bank in the event of the involuntary termination of their employment under the circumstances described herein, which payments are intended to provide financial assistance during a period of unemployment following such terminations.

     1.2. Affiliates. The term "Affiliate" means any corporation, trade or business during any period during which it is, along with the Bank, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.

     1.3. Plan Administration. The authority to control and manage the operation and administration of the Severance Plan shall be vested in a Plan Committee consisting of one or more members who shall be appointed by and may be removed by the Bank. The members of the Plan Committee shall be "named fiduciaries" as described in section 402 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to their authority under the Severance Plan. Except as otherwise specifically provided in Section 4, the Bank shall be the Administrator of the Severance Plan and shall have the rights, duties, and obligations of an "Administrator" as that term is defined in
Section 3(16)(A) of ERISA.

      1.4. Source of Payments. The obligations of the Bank under the Severance Plan are purely contractual. Any amount payable under the terms of the Severance Plan shall be paid from the general assets of the Bank, and no trust or other separate fund shall be established for this purpose.

      1.5. Notices. Any notice or document required to be filed under the Severance Plan shall be considered to be properly filed if delivered or mailed by registered mail, postage prepaid, to the Plan Committee, in care of the Bank, at 300 DeSiard Street, P.O. Box 4928, Monroe, Louisiana 71211. Any notice required under the Severance Plan may be waived by the person entitled thereto.

     1.6. Action by Bank. Any action required or permitted to be taken by the Bank under the Severance Plan shall be by resolution of its Board of Directors, or by a duly authorized officer of the Bank, or by such other person as may be designated by the Board of Directors of the Bank.


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      1.7.  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.

      1.8. Governing Laws. The Severance Plan shall be construed and administered in accordance with the internal laws of the State of Louisiana, to the extent that such laws are not preempted by the laws of the United States of America.

      1.9. Plan Year. The initial Plan Year shall be the period beginning on the Effective Date and ending on December 31, 1995. Thereafter, the Plan Year shall be the calendar year.

      1.10. Plan Not Guarantee of Employment. The Severance Plan does not constitute a guarantee of employment by the Bank, and participation in the Severance Plan will not give any individual the right to be retained in the employ of the Bank, nor any right or claim to any benefit under the Severance Plan, unless such right or claim has specifically arisen under the Severance Plan. The Bank reserves all of its rights to discharge employees at-will or to amend or modify any of the terms and conditions of their employment.

      1.11. Prior Plans. The Severance Plan supersedes any and all severance plans, programs, arrangements or policies of the Bank, whether written or oral, pursuant to custom or informal understanding, except (i) any written employment agreement between an individual employee and the Bank, and (ii) any written severance plan maintained by the Bank which specifically provides that it is not superseded by the Severance Plan.


                                    SECTION 2

                                 Participation


      2.1. Participation. Each employee of the Bank shall become a "Participant" in the Severance Plan on the later of the Effective Date or the date on which he meets all of the following requirements:

      (a)  he is employed by the Bank as a full-time regular employee; and

      (b) he is not a party to a written employment agreement relating to his employment with the Bank (other than any employee retention agreement).

For purposes of the Severance Plan, an employee will be considered to be a "full-time regular employee" if he is classified as a full-time regular employee in accordance with the normal business practices of the Bank.

      2.2. Duration of Participation. An individual shall cease to be a Participant in, or to have any rights under, the Severance Plan on the date on which he ceases to meet all of the


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requirements of subsection 2.1, unless he is then eligible to receive benefits under the provisions of Section 3. A Participant who is entitled to payment of a benefit under the provisions of Section 3 shall remain a Participant in the Severance Plan until the full amount of his benefit has been paid.


                                    SECTION 3

                               Severance Benefits

      3.1. Entitlement to Severance Benefits. Subject to the terms and conditions of the Severance Plan, a Participant will be entitled to a "Severance Benefit" in an amount determined in accordance with the provisions of subsection
3.5 if his employment with the Bank terminates after the Effective Date and prior to the Expiration Date (as defined below) for reasons other than his voluntary resignation, his death, Cause (as defined in subsection 3.2) or Disability (as defined in subsection 3.3). The "Expiration Date" of the Severance Plan shall be the later of;

      (a)  December 31, 1995; or

      (b) the date which is one year after the occurrence, after the Effective Date, of a Change in Control (as defined below).

For purposes of the Severance Plan, the term "Change in Control" shall mean the consummation of a transaction pursuant to which the Bank or Central Corporation (the "Parent") is merged, consolidated or reorganized into or with another corporation or other legal person. Once a Change in Control has occurred, no subsequent events shall constitute a Change in Control for purposes of the Severance Plan.

      3.2. Cause. For purposes of the Severance Plan, the term "Cause" means an employee's violation of any Bank policy, rule or procedure, misconduct which represents a serious deviation from generally accepted norms of behavior, or unsatisfactory performance of duties, each as determined by the Plan Committee or its delegate, in its sole discretion.

      3.3. Disability. For purposes of the Severance Plan, the term "Disability" means the inability of the employee to continue to perform his duties for the Bank on a full-time basis as a result of mental or physical illness, sickness or injury for a period of 6 months within any 12-month period, as determined in the sole discretion of the Plan Committee.

      3.4. Transfers, Sales and Dispositions. Notwithstanding the provisions of subsection 3.1, no Severance Benefit shall be payable with respect to any Participant on account of his termination of employment with the Bank if:

      (a)  the Bank transfers him to a position with an Affiliate; or


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      (b)  his termination occurs in connection with the sale or other disposition of any assets, business, division, facility or operating unit of the Bank and he is offered employment with the purchaser or transferee of such assets, business, division, facility or operating unit or with an Affiliate, and, in either case, his position with the Affiliate, purchaser or transferee, as applicable, is at least comparable in pay and position to the position he held with the Bank immediately prior to his termination of employment (determined without regard to any reduction in such pay or position in anticipation of his termination of employment) and is within a 50 mile radius of his principal place of employment with the Bank immediately prior to his termination of employment.

      3.5. Amount of Severance Benefit. Subject to the terms and conditions of the Severance Plan, if a Participant becomes entitled to a Severance Benefit in accordance with the foregoing provisions of this Section 3, he shall be entitled to a Severance Benefit in an amount determined under the following schedule:

        Years of Full Time Service      Number of Months' Pay
        --------------------------      ---------------------

        Less than 4 years                        3 months
        4 years but less than 10 years           4 months
        10 years but less than 20 years          7 months
        20 years or more                         9 months

For purposes of the foregoing schedule, the phrase "Years of Full Time Service" shall mean the number of full years of employment with the Bank and its Affiliates during which the employee was a full-time regular employee, and the phrase "Month's Pay" shall mean the employee's monthly rate of base salary or wages at the rate in effect immediately prior to his termination, excluding bonuses, overtime and premium pay, shift differentials, incentive compensation and all other compensation. The Severance Benefit described in this subsection
3.5 shall be payable in a lump sum cash payment as soon as practicable (but in no event later than 45 days) after the Participant's termination of employment.

      3.6. Reemployment. If a Participant is employed or reemployed by the Bank or its Affiliates after receiving a severance or termination benefit attributable to a prior period of employment by the Bank or any Affiliate, such prior period of employment shall be disregarded for purposes of determining the amount of the Severance Benefit to which the Participant is entitled on account of any subsequent termination of employment.

      3.7. Nonalienation. Participants shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any benefits provided under the Severance Plan, and no benefits payable hereunder shall be assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Nothing in this subsection 3.7 shall limit a Participant's rights or powers to dispose of his property by will, limit any rights or powers which his executor or administrator would otherwise have with regard to benefits to which a Participant


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is entitled hereunder, or restrict any right of set-off, counterclaim or recoupment which the Bank may otherwise have against any Participant.


      3.8. Withholding. All payments with respect to a Participant under the Severance Plan will be subject to such deductions as may be required to be made pursuant to law, government regulations or order, or by agreement with or consent of the recipient. All tax liability of the recipient resulting from the payments under the Severance Plan shall be the responsibility of the recipient.

      3.9. Other Benefits. The Severance Benefit to which a Participant is entitled under this Section 3 shall be payable in addition to, and not in lieu of, all other compensation and benefits accrued by the Participant that are not conditioned upon his involuntary termination of employment, including but not limited to, accrued vacation pay and benefits payable under any pension or savings plan, or any life insurance, medical or disability plan. A Participant's coverage under any life, medical, accidental death and dismemberment, long-term disability and other welfare benefit plan maintained by the Bank shall cease upon the termination of the Participant's employment, notwithstanding his receipt of severance benefits under the Severance Plan, subject to the Participant's rights, if any, under the terms of such plans to extend, convert or otherwise continue coverage following termination of employment. Benefits under the Severance Plan shall not be taken into account for purposes of eligibility, vesting or benefit accrual under any qualified retirement plan maintained by the Bank or its Affiliates, and active participation in all such qualified retirement plans shall cease as of the date of his termination of employment.

      3.10. Benefits on Death. In the event of a Participant's death after becoming entitled to a benefit under the Severance Plan but before complete payment of his benefit, his benefit shall be paid to his estate.


                                    SECTION 4

                                 Plan Committee

      4.1. Duties and Authority of Plan Committee. Except as otherwise specifically provided in this Section 4, in controlling and managing the operation and administration of the Severance Plan, the Plan Committee shall have the following discretionary authority, powers, rights, and duties in addition to those vested in it elsewhere in the Severance Plan:

      (a) to enforce the Severance Plan in accordance with its terms and with such applicable rules of procedure and regulations as may be adopted by the Plan Committee;

      (b) to determine conclusively all questions arising under the Severance Plan, including the power to determine the eligibility of employees and the rights of Participants to benefits under the Severance Plan, to interpret and construe the


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           provisions of the Severance Plan, and to remedy any ambiguities, inconsistences or omissions of whatever kind;


      (c) to employ or utilize agents, attorneys, accountants or other persons (who may also be employed by or represent the Bank) for such purposes as the Plan Committee considers necessary or desirable to discharge its duties; and

      (d) to establish a claim procedure in accordance with section 503 of ERISA.

The Plan Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting.

      4.2. Plan Committee Decision Final. To the extent permitted by law, any interpretation of the Severance Plan and any decision on any matter within the discretion of the Plan Committee made by it in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Plan Committee shall make such adjustment on account thereof as it considers equitable and practicable.

      4.3. Exercise of Plan Committee Duties. Notwithstanding any other provisions of the Severance Plan, the Plan Committee shall discharge its duties hereunder solely in the interests of the Participants entitled to benefits under the Severance Plan and for the exclusive purpose of providing benefits to Participants according to the terms and conditions of the Severance Plan. In exercising its authority under the Severance Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

      4.4. Indemnification of the Plan Committee. The members of the Plan Committee shall be indemnified by the Bank against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against the Plan Committee or any member thereof by reason of duties or responsibilities hereunder if the Plan Committee or such member did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

      4.5. Interested Committee Member. A member of the Plan Committee may not decide or determine any matter or question concerning his own benefits under the Severance Plan or how such benefits are to be paid unless such decision could be made by him under the Severance Plan if he were not a member of the Plan Committee.


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                                   SECTION 5

                            Amendment or Termination


      5.1. Amendment or Termination. The Bank may amend or terminate the Severance Plan at any time to take effect retroactively or otherwise; provided, however, that no amendment or termination shall adversely affect the Severance Plan benefits, if any, payable with respect to Participants whose employment with the Bank terminated prior to such amendment or termination of the Severance Plan; and provided further that the Severance Plan may not be terminated or amended to adversely affect the rights of Participants during the one year period commencing on a Change in Control.

      5.2. Successors. The obligations and rights of the Bank under the Severance Plan shall be binding upon, and inure to the benefit of, any assignee or successor in interest to the Bank (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Bank shall not merge or consolidate with any other corporation, or liquidate or dissolve without making suitable arrangements for the payment of any benefits which are or may become payable under the Severance Plan.


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